Exhibit 10.53

EXECUTIVE BENEFITS AGREEMENT

This Executive Benefits Agreement (henceforth the “Agreement”) effective as of [ — ][ — ], 2007 (the “Effective Date”) by and between AIRTRAN HOLDINGS, INC., a Nevada corporation (henceforth the “Company”) and [ — ] (henceforth the “Executive”).

RECITALS

WHEREAS, the non-management members of the Company’s Board of Directors (henceforth the “Board”) believe Executive to be the best qualified individual to protect and enhance the best interests of the Company and its stockholders and that entering into this Agreement to ensure Executive’s continued and long-term employment with the Company is in the best interests of the Company and its stockholders; and

WHEREAS, the Board recognizes that, as in the case of many publicly-held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that in the event of that contingency, it is imperative to be able to rely on management’s continuance and in particular, the leadership of Executive and that appropriate steps should be taken to secure that essential service; and

WHEREAS, Executive and the Company now desire to enter into this Agreement;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and promises contained herein, the Company and Executive agree as follows:

CONTRACT TERMS

1. DEFINITIONS

1.1 “Affiliate” means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Affiliated Company” means:

1.2.1 A member of a controlled group of corporations of which the Company is a member or;

1.2.2 An unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended (henceforth the “Code”) and regulations issued thereunder.

1.2.3 For purposes hereof, a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code.

1.3 “Air Transportation Approval” shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated air transportation activities and operations of the Company or any of the controlled Affiliates of the Company.

1.4 “Cause” means: (a) plea of guilty or nolo contendere or conviction of Executive of a felony or plea of guilty or nolo contendere or conviction of Executive of any other crime involving moral turpitude (excluding for the avoidance of doubt, minor traffic offenses and similar); (b) the commission of an act or acts of dishonesty on the part of Executive when such acts are intended to result, directly or indirectly, in substantial wrongful gain or substantial wrongful personal enrichment of Executive at the expense of the Company or any of its Affiliates; (c) the engaging by Executive in misconduct materially injurious to the Company or any of its Affiliates with respect to which (1) Executive knew or reasonably should have known that such conduct likely would result in more than de minimis financial injury to the Company or any of its Affiliates, and (2) such conduct actually results in more than de minimis injury to the Company or any of its Affiliates; (d) the engaging by Executive in wrongful conduct which is reasonably likely to have a material adverse effect on an application or existing license issued by any Governmental Entity or on the likelihood that any Governmental Entity will issue an Air Transportation Approval to the Parent or any of its Affiliates, where such conduct cannot be halted or cured in a manner which will prevent such material adverse effect; (e) Executive is expressly precluded from having any continuing interest in or relationship with the one or more of the Company or any of its Affiliates as a condition to, or the continued validity of, any Air Transportation Approval by any Government Entity; (f) a knowing or reckless violation by Executive of any law, rule or regulation in the course of performance of any duties hereunder that would reasonably be deemed to cause harm, or reasonably be deemed likely to cause harm to the Company or the controlled Affiliates of the Company; (g) an act of disloyalty to the Company or any of its Controlled Affiliates by Executive which is detrimental to any material extent or in any material manner to the welfare of the Company or any controlled Affiliates of the Company; (h) the willful failure or refusal of Executive to follow the reasonable directives of the Company’s Chief Executive Officer (“CEO”); (i) any intentional or reckless conduct by Executive which constitutes a material violation of the policies of the Company or any of its controlled Affiliates that are made known to Executive; (j) any intentional or reckless conduct by Executive which causes the Company or any of its Controlled Affiliates to violate any law, rule or regulation applicable to the Company or any of its controlled Affiliates; (k) Executive’s material or substantial failure, in the reasonable good faith opinion of the Company, to adequately and properly perform Executive’s job duties, following notice and an opportunity to cure if such conduct is reasonably susceptible to cure; (l) any material breach by Executive of any representation or warranty of Executive contained in this Agreement following notice and an opportunity to cure if such conduct is reasonably susceptible to cure; or (m) any violation by Executive of the Company’s Code of Conduct, as it may be amended from time to time.

1.5 A “Change of Control” will be deemed to have occurred in the event that, after the Effective Date, any of the following events shall have occurred:

1.5.1 Any Person, or Persons acting together that would constitute a “group” (a “Group”), for purposes of Section 13(d) of the Securities Exchange Act of 1934 as from time to time amended, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 20% or more of the total voting power of all classes of Voting Stock of the Company;

1.5.2 Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of the Company;

1.5.3 There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity);

1.5.4 The Company shall cease to own a majority of the capital stock of its operating subsidiaries; or,

1.5.5 Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) in one transaction or a series of related transactions other than a transfer to one or more wholly-owned subsidiaries of the Company.

1.6 “Disability” means the permanent and total inability by reason of mental or physical infirmity or both, of Executive to perform the work customarily assigned to him. Additionally, a medical doctor, selected or approved by the Board must advise the Board that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of Executive’s lifetime. If the Company secures an “own occupation” disability policy to cover its liability pursuant to this Agreement, such definition in the policy shall be deemed to control.

1.7 “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

1.8 “Just and Substantial Cause” shall have the same meaning as Cause, provided however that for a period of two (2) years following any Change of Control, the meaning of Just and Substantial Cause shall be limited solely to clause (a) of the definition of Cause.

1.9 “Notice of Termination” means a written notice which shall (a) indicate the specific Termination provision in this Agreement relied upon, (b) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Executive’s employment under the provision so indicated, and (c) if applicable, stating that Executive has right to cure and any time period by which such cure must occur. If the date of Termination is to be later than the date of delivery of such Notice of Termination, such date shall be specified in the Notice of Termination. No Notice of Termination shall be effective prior to the date of its delivery to Executive.

1.10 “Normal Retirement Date” means a date selected on written notice to the Company by Executive on which Executive, if a Retirement Benefit Eligible Executive, shall retire from, and cease to perform services for, the Company in accordance with Company policy. Executive’s retirement from, and cessation of performing services for, the Company upon his reaching such Normal Retirement Date prior to a change in control shall constitute a Termination under this Agreement, but shall not entitle Executive to benefits under (a) Section 14 upon the occurrence of a Change of Control subsequent to such Retirement or (b) Section 15 of this Agreement.

1.11 “Person” means any individual, corporation, partnership, trust, joint venture or other legal entity holding, or acquiring, Voting Stock of the Company.

1.12 “Related Person” means, with respect to any Person, any other Person owning (a) 5% or more of the outstanding Common Stock of such Person; or (b) 5% or more of the Voting Stock of such Person.

1.13 “Retirement Benefit Eligible Executive” means an Executive who shall have attained at least age 55 and shall have completed at least five (5) years of continuous service as an officer with the Company or an Affiliated Company immediately prior to such Executive’s Normal Retirement Date.

1.14 “Retirement Welfare Plan” shall mean the Company’s Key Executive Retirement Plan and such other retirement plans as may be designated from time to time by the Company’s Board. Where this Agreement provides that any Retirement Welfare Plan benefits will be provided by the Company after Termination, such obligation is not intended to include an obligation to continue to fund or contribute to any Retirement Welfare Plan or to credit any additional service or compensation thereunder relating to any period after the Executive’s Termination, except as required by law or as otherwise expressly stated in this Agreement.

1.15 “Termination” shall mean a cessation of the employment relationship between Executive and the Company that constitutes a “separation from service” within the meaning of Code Section 409A, and the terms “Terminate” and “Terminated” shall have correlative meanings.

1.16 “Voting Stock” means any equity security or series of equity securities, issued by the Company which are entitled to vote for members of the Board.

2. TERM

2.1 Initial Term. The term of Executive’s employment under this Agreement shall commence on the date first noted above, and shall terminate on the third anniversary of such date (“Initial Term”), unless extended pursuant to Section 2.2 or modified pursuant to Section 3.2.

2.2 Extended Term. The term of Executive’s employment under this Agreement shall be automatically extended by one year from the scheduled expiration date of the Initial Term or of the scheduled expiration date of any Extended Term, unless the Company provides ninety (90) days notice before the expiration of the Initial Term or any Extended Term of the intention to terminate the Agreement (“Extended Term” and collectively with the Initial Term, the “Term”). The parties agree that a failure to renew Executive’s employment under this Agreement for a term beyond the Initial Term by either party shall not act as or constitute an early termination of Executive’s employment under this Agreement, with or without cause, or a constructive termination by either party, and shall not give rise to any rights to severance or other compensation hereunder nor shall such termination of the Term affect Executive’s other rights under this Agreement which are intended to survive any termination or expiration of the Term. No termination of the Term pursuant to the Company’s providing such notice shall constitute Termination of Executive’s employment by the Company for purposes of determining whether, or to what extent, a benefit is payable hereunder. Unless otherwise expressly stated in such notice, if the Term terminates, Executive shall thereafter continue as an employee at will.

2.3 Survival. The termination of Executive’s employment under this Agreement notwithstanding, the provisions of this Agreement with respect to Executive’s benefits hereunder which have vested on or which vest in connection with such termination shall survive until such time as all such benefits have been paid or provided for as contemplated by the terms of this Agreement.

3. POSITION AND DUTIES

3.1 Position and Duties. Executive shall be employed in the officer position held by Executive on the date of this Agreement or such other officer positions as designated by the CEO during the Term of this Agreement, except (i) as provided in Section 3.2 below and (ii) following a Change of Control in which event Executive’s officer position shall be that officer position held by him immediately prior to such Change of Control subject to such adjustments as are necessary to prevent a violation of Section 16.2(c). The duties and responsibilities of Executive shall be as defined in the By-Laws of Company in effect as of the date hereof, or if not so defined shall be those historically performed by Executive, and shall be without consideration of other positions Executive may hold with the Company. Executive’s services are mutually agreed to be unique.

3.2 Full-Time Services. During Executive’s period of employment hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Company’s Board or Chief Executive Officer. During the Employment Term, except for Disability, illness and vacations and except as otherwise provided herein, Executive shall devote his full working time, attention and energies to his position as an executive officer of the Company and those offices of the Company’s subsidiaries as Executive may hold. For purposes of this Agreement, the Company and Executive agree that Executive has heretofore devoted his full working time, attention and abilities to his duties and further agree that such standard of performance shall be applicable in assessing whether Executive has devoted his full time, attention and abilities to his duties under this Agreement.

3.3 Outside Activities. Executive’s expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of the Company, such as outside directorships or charitable or professional activities, shall not be considered in contravention of this Agreement, so long as such activities do not materially interfere with his performance of this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance of this Agreement.

3.4 Service With Affiliated Companies. Service as an executive of an Affiliated Company, whether separately compensated or not, shall not be considered in contravention of this Agreement.

4. SALARY

4.1 Base Salary. Executive’s initial annual base salary under this Agreement shall be at least equal to his or her annual base salary in effect on the date of this Agreement or, if otherwise, as set forth on an Exhibit 4.1 hereto. Such initial base salary may be increased from time to time pursuant to Section 4.2, is hereinafter referred to as Executive’s “Base Salary,” and shall be payable in accordance with the Company’s normal payroll procedures, but in no event less frequently than monthly.

4.2 Compensation Review. The Compensation Committee of the Company’s Board shall review Executive’s Base Salary at least annually. The Compensation Committee may increase Executive’s Base Salary as most recently in effect based upon relevant considerations, including, but not limited to, the performance of Executive and the Company, changes in the cost of living, and competitive compensation data.

5. INCENTIVE CASH COMPENSATION

In addition to the Base Salary stated in Section 4, to the extent the Company maintains a management incentive plan covering officers, Executive shall be eligible during the Term for an annual cash incentive award based on his performance and the performance of the Company in accordance with the management incentive plan as it may be in effect from time to time. Any such cash incentive award shall be paid to Executive not later than 75 days following the close of the calendar year to which such incentive award relates, unless Executive shall otherwise timely elect to defer the receipt of some or all of such compensation pursuant to a deferred compensation plan then in effect in which Executive is entitled to participate.

6. EQUITY COMPENSATION

6.1 Equity Awards. Executive shall be eligible to be considered for an annual grant of restricted stock, stock options or other equity or derivative security, entitling Executive to purchase shares of common stock of the Company. The criteria for such awards shall be based upon substantially the same criteria as equity awards generally awarded to executive officers of the Company, which may take into account intrinsic differences in job duties, responsibilities, and seniority.

6.2 Option Exercises. Executive, in accordance with the Company’s standard administrative policies and procedures and the terms of the applicable benefit plan, shall have the right, upon his or her request prior to Termination and approval of such request by the Compensation Committee of the Board, to exercise any outstanding stock options for at least one (1) year following the Termination of Executive’s employment, whether under this Agreement or otherwise, provided that such exercise date does not extend beyond the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the tenth (10th) anniversary of the original date of grant of the option. This Section shall not serve to limit or restrict any more generous rights already held by Executive under the applicable benefit plan. The parties intend that any changes made by this Section shall be deemed an amendment to any option agreements covering Executive’s outstanding stock options.

7. REIMBURSEMENT OF EXPENSES

Executive, during the Term, shall be authorized to incur and shall be reimbursed by the Company for all reasonable expenses for the advancement of the Company’s business pursuant to standing Company policy. Executive agrees to provide to the Company such information as may be reasonably necessary to substantiate any reimbursement or payment of such expenses at such time as is consistent with Company policy but in no event later than 30 days following the close of the calendar year in which such expense is incurred. Upon receipt of such substantiation, the Company shall pay or reimburse such expenses promptly in accordance with Company policy but in no event later than 75 days following the close of the calendar year in which such expense was incurred by Executive.

8. RETIREMENT HEALTHCARE BENEFITS

Except in the event Executive is Terminated for Just and Substantial Cause under Section 13, if Executive is a Retirement Benefit Eligible Executive, then Executive and/or his spouse, on or after Executive’s Normal Retirement Date or immediately upon any Termination under Sections 11, 12, 13, 14, 15, 16 and/or 17 hereunder, shall be entitled to participate in such post-retirement medical/dental plans that the Company makes available to other retired officers, provided such coverage is in effect immediately following Termination and continues uninterrupted thereafter.

9. DEFERRED AND SUPPLEMENTAL COMPENSATION PROGRAMS; RETIREMENT WELFARE PLANS

The Company shall use commercially reasonable efforts to maintain (a) a deferred compensation plan, and (b) a supplemental executive retirement plan, substantially in the form of the deferred compensation plan and the supplemental executive retirement plan, in each case, maintained by the Company as of the date of this Agreement for the Company’s officers and Executive shall be entitled to participate in such plans or any successors thereto at a participation level not less than the maximum level at which Executive is entitled to participate in such plans as of the date of this Agreement, so long as such participation shall not have a material adverse effect on the

Company or its ability to maintain such plans for its officers as a group, and further provided that if the Company is unable to maintain such plans, it will use commercially reasonable efforts to provide other benefits with substantially equivalent economic value to Executive. In determining the commercial reasonableness of such efforts, the Company shall be entitled to consider the cost of providing such equivalent benefits to its officers as a group. The foregoing notwithstanding, but only so long as no Change of Control of the Company shall have occurred, the Company may change or discontinue any such plans if Executive is treated no less favorably than any other officer under such equivalent benefits, provided that if Executive is a Retirement Benefit Eligible Executive, Executive’s vested benefits under any Retirement Welfare Plan may not be decreased. In the event of a Change of Control, the Company may change or discontinue such plans only so long as the total economic value of the benefits provided to Executive is not diminished. The Company also may change or discontinue such plans at any time to adjust for change in the tax laws, ERISA, or any other applicable laws and regulations promulgated pursuant thereto.

10. OTHER BENEFITS

10.1 Participation in Benefit Plans. During the Term, Executive shall be eligible to participate in any and all other benefit programs which are, and which may be in the future, generally available to members of the Company’s management, including, but not limited to group health, disability, and life insurance benefits, participation in any pension, retirement and/or profit-sharing plans, financial planning, and other perquisites.

10.2 Air Travel. Except as otherwise provided herein, the Company shall provide, in accordance with the Company’s pass policy then in place for officers who are actively employed on a full-time basis by the Company, air transportation on any route maintained by the Company for Executive and Executive’s spouse for the respective lifetimes of Executive and Executive’s spouse. The Company shall also provide, in accordance with the Company’s pass policy then in place for officers who are actively employed on a full-time basis by the Company, air transportation to Executive’s pass-eligible dependents. All air transportation provided pursuant to this Section 10.2 shall be booked through the Company’s internet reservations system except as otherwise may be allowed by the Company from time to time in its sole and absolute discretion, and shall be taxed in accordance with current Code requirements and Company policy. Any post-Termination benefits herein may be modified by the Company to the extent necessary to avoid imposition of penalties under Code Section 409A or violation of any applicable law. Where the provision of such benefits is determined , in whole or in part, under Company policy based on Executive’s time in service, Executive’s time in service shall be calculated on the basis of his actual time in service plus any credited service provided under Company policy or otherwise to Executive plus the remaining time of any Term during which Executive’s employment is terminated, plus twenty-four (24) months if a Change of Control has occurred.

10.3 Vacation. During the Term, Executive shall be entitled to vacation time and to days off for religious and personal reasons in accordance with the Company’s policy for its executive officers based on credited years of service as set forth in the Company’s written policies.

10.4 Parachute Payments. Any other provisions of this Agreement notwithstanding, in the event that any payment or benefit received or to be received by Executive in connection with and contingent on a Change of Control or the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits, including the payments provided hereunder, being hereinafter called “Total Payments”) would not be deductible (in whole or part) by the Company, an affiliate or a person making such payment or providing such benefit as a result of Code Section 280G, then, to the extent necessary to make the remaining portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement), (a) the cash payments provided for hereunder, in each case, to the extent still unpaid, shall first be reduced (if necessary, to zero), beginning first with Base Salary, then cash incentive award, then all other cash payments (on a pro rata basis), and (b) all other non-cash payments and/or other non-cash benefits provided for hereunder, in each case, to the extent still unfurnished, shall next be reduced, beginning first with Welfare Retirement Plans, then other fringe or welfare benefit plans, then health benefits (if necessary, to zero). Executive shall have no right to receive hereunder, and neither the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person shall be obligated to make, pay or furnish to Executive hereunder any payment or benefit in excess of those payments or benefits provided hereunder as reduced, if applicable, pursuant to clause (a) or clause (b) above. The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). No portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to Executive does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A). The payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the prior sentence) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to above. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this Section, the aggregate “parachute payments” paid to or for Executive’s benefit are in an amount that would result in any portion of such “parachute payments” not being deductible by reason of Code Section 280G, then Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate “parachute payments” paid to or for Executive’s benefit over the aggregate “parachute payments” that could have been paid to or for Executive’s benefit without any portion of such “parachute payments” not being deductible by reason of Code Section 280G; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in Code Section 1274(b)(2)(B) from the date of Executive’s receipt of such excess until the date of such payment. For purpose of this Section, Change of Control shall have the meaning defined herein and shall include any other contingency set forth in paragraph (b)(2)(A)(i) of Code Section 280G, or any successor thereto.

10.5 Tax Acceleration Benefit. As a severance benefit, if at any time it is determined that Executive must include a portion or all of the severance benefits provided pursuant to this

Agreement in Executive’s gross income for federal income tax purposes prior to the time Executive receives payment of such benefits, then the Company agrees to pay Executive, as soon as administratively feasible, an amount of cash sufficient to enable Executive to pay the full federal and state tax liability attributable to the inclusion of the severance benefits, or a portion thereof, in Executive’s gross income. Any cash so paid to Executive shall directly reduce the amount of future installments, pro rata, of severance benefits payable to Executive as provided hereunder.

10.6 Accelerated Vesting of Equity Awards Upon Change of Control. Any outstanding stock options, restricted stock and any other equity or derivative security or similar award shall vest 100% at the time of any Change of Control.

10.7 No Additional Compensation for Services in Multiple Capacities. The remuneration and benefits set forth in or contemplated by this Section 10 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in or contemplated by this Agreement for any services rendered by him in any capacity to the Company or any Affiliate of the Company unless agreed to in writing by the Company or such Affiliate of the Company. The Company may change, or discontinue, any such benefits; provided, however, that so long as any benefit is made available to officers or employees generally, such benefit will be extended to Executive on substantially the same terms such benefit is made available to other officers or employees as a whole.

11. TERMINATION FOR DISABILITY AND DISABILITY BENEFITS

11.1 Termination for Disability. Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office if Executive shall become Disabled. The CEO may Terminate Executive’s employment if, in the reasonable, good faith opinion of the CEO, Executive becomes Disabled.

11.2 Disability Benefits. If Executive’s employment is Terminated for Disability, then Executive shall not be entitled to receive any other severance benefits under this Agreement and Executive shall be compensated pursuant to the provisions of this Section 11 as follows:

11.2.1 Base Salary Benefits. Executive’s Base Salary shall continue at the level as provided in Section 4.1 and Section 4.2 for the remainder of the Initial Term or twelve (12) months from the date of Termination for Disability, whichever is longer;

11.2.2 Insurance Benefits. All disability, life, medical and dental insurance provided by the Company to Executive, his spouse and dependents prior to Termination shall continue for a period of twelve (12) months from the date of such Termination or, if continued coverage through a Company plan is determined by the Company to not be available, then the Company will, at its discretion, either pay Executive the premium cost (if self-insured, determined in the same manner as COBRA rates) it would have incurred if such coverage had been available or provide Executive comparable coverage through an individual policy selected and paid by Company, provided Executive meets all requirements for such coverage;

11.2.3 Equity and Bonus Benefits. Executive shall also be entitled to retain all stock options, restricted stock and any other equity or derivative security or similar award vested prior to or vesting upon Termination (subject to the terms of the applicable benefit plan), all unpaid non-performance-based bonuses which are vested prior to or vesting upon Termination, and reimbursement of all allowable expenses incurred prior to the date of Termination in accordance with Section 7;

11.2.4 Air Travel Benefits. Air travel benefits for Executive, and his or her spouse and dependents shall continue as required by Section 10.2;

11.2.5 Retirement Healthcare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination for Disability, the Company shall provide all Retirement Healthcare Benefits contemplated by Section 8;

11.2.6 Retirement Welfare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination for Disability, the Company shall provide all benefits required under all Retirement Welfare Plans to which Executive is entitled; and

11.2.7 Other Benefits. The Company shall pay all other benefits described in Section 10.1 which are vested prior to or vesting upon Termination for Disability.

11.3 Set-Off of Cash Disability Payments. Payments of Base Salary under this Section 11 shall be reduced by any Disability payments provided Executive as a result of any disability plan sponsored by the Company or its Affiliated Companies providing benefits to Executive, if the Base Salary payments to Executive hereunder and the cash payments thereunder would exceed one hundred percent (100%) of Executive’s Base Salary.

11.4 Leaves of Absence. Executive’s employment shall not be terminable under Section 11.1 if Executive is absent from his duties upon a bona fide leave of absence granted by the Company other than pursuant to physical or mental illness.

12. TERMINATION FOR DEATH; DEATH BENEFITS

12.1 Termination for Death. Executive’s employment shall automatically terminate upon his death. The occurrence of Executive’s death may be evidenced by a certified death certificate or other evidence acceptable to the Company.

12.2 Death Benefits. If Executive dies during the term of this Agreement, the Company shall pay to the last beneficiary designated by Executive by written notice to the Company or, failing such designation, to Executive’s estate, (a) in accordance with the Company’s normal payroll procedures, the Base Salary which would otherwise be payable to Executive pursuant to this Agreement up to the end of the month in which his death occurs, (b) all stock options, restricted stock and any other equity or derivative security or similar award vested prior to or vesting upon death, (c) all unpaid incentive awards which are vested prior to or vesting upon death, together with the portion of any incentive awards (whether or not vested) for the then-current fiscal year prorated to the date of death (based upon performance against target through the date of death), (d) reimbursement of all expenses accrued prior to death in accordance with Section 7, and (e) all other benefits described in Section 10.1 vested prior to or vesting upon death.

12.3 Designation of Beneficiary. Executive shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Board, Executive may make other forms of designation of beneficiary or beneficiaries. Executive’s designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 12 in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such Termination).

12.4 Benefits. If Executive dies during the term of this Agreement, the Company shall also provide:

12.4.1 Air Travel Benefits. Air travel benefits for Executive’s spouse and dependents as required by Section 10.2;

12.4.2 Retirement Healthcare Benefits. If Executive was a Retirement Benefit Eligible Executive as of the date of death, all Retirement Healthcare Benefits to the Executive’s spouse and dependents as contemplated by Section 8; and

12.4.3 Other Benefits. All other benefits described in Section 10.1 which are vested prior to or vesting upon death.

13. TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE OR JUST AND SUBSTANTIAL CAUSE

13.1 Termination for Cause or Just and Substantial Cause. Except during the twenty-four (24) months following any Change of Control when Executive may only be terminated for Just and Substantial Cause rather than merely for Cause, the Company may terminate Executive’s employment at any time for Cause, but only after a Notice of Termination, as approved by the CEO, shall be delivered to Executive and any applicable cure period has passed.

13.2 Benefits. In the event Executive shall be Terminated for Cause or for Just and Substantial Cause, Executive shall be entitled to:

13.2.1 Retention of Accrued and Vested Benefits. All Base Salary actually earned prior to Termination, pay for all vacation accrued prior to Termination, all stock options, restricted stock, and any equity or derivative securities or similar awards vested prior to or vesting upon Termination subject to the terms of the applicable benefit plan, all incentive awards vested prior to or vesting upon Termination, and reimbursements of all allowable expenses incurred prior to the Termination in accordance with Section 7;

13.2.2 Retirement Healthcare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination for Cause other than Just and Substantial Cause under Section 13.1, all Retirement Healthcare Benefits contemplated by Section 8 (otherwise, no Retirement Healthcare Benefits shall be due); and

13.2.3 Retirement Welfare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination for Cause, but not for Just and Substantial Cause under Section 13.1, all benefits required under all Retirement Welfare Plans to which Executive is entitled. If Executive is terminated for Just and Substantial Cause, no Retirement Welfare Plan benefit shall be due.

13.3 No Other Benefits. Except as provided above, no other severance pay or other consideration would be owing in the event of Termination pursuant to Section 13.1 for Cause or for Just and Substantial Cause.

14. TERMINATION BY EXECUTIVE IN CONNECTION WITH CONSTRUCTIVE TERMINATION PRIOR TO A CHANGE OF CONTROL

14.1 Constructive Termination. Executive shall have the right to Terminate his employment under this Agreement upon 90 days written notice following the date on which Executive becomes aware of any of the following events occurring without the consent of Executive (provided that Executive provides such written notice within 90 days of having actual knowledge of the occurrence of one of such events):

14.1.1 Executive is not elected or retained to the office and position Executive holds with the Company by virtue of this Agreement or such other position held immediately prior to any Notice of Termination (other than to a higher or equivalent office and position to which Execute agrees in writing, such agreement not be unreasonably withheld);

14.1.2 Any assignment to Executive of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of Executive in any respect not reasonably contemplated by Section 3 of this Agreement;

14.1.3 Any removal of Executive from responsibilities substantially similar to those described or contemplated in Section 3 hereof;

14.1.4 Any reduction in, or limitation upon the compensation, reimbursable expenses or other benefits provided in this Agreement, other than as may be required by valid public law or regulation or to avoid penalty under Code Section 409A; or

14.1.5 Any assignment to Executive of duties which would require him to relocate or transfer his principal place of employment to any location not within twenty (20) miles of the then existing location of Executive’s principal place of employment without the express written agreement of Executive.

14.2 Benefits. In the event Executive shall Terminate his employment under this Section 14, Executive shall be entitled to the same benefits as described in Section 15.2 below.

15. TERMINATION BY THE COMPANY WITHOUT EITHER CAUSE OR JUST AND SUBSTANTIAL CAUSE AND OTHER THAN FOR DISABILITY OR DEATH

15.1 General Company Termination Right. The Company may Terminate Executive’s employment other than for Cause, Just and Substantial Cause, death or Disability, or at any time beginning twenty-four (24) months after a Change of Control, the Company may Terminate Executive without Just and Substantial Cause.

15.2 Benefits. If Executive is Terminated pursuant to this Section 15, Executive shall be entitled to:

15.2.1 Lump Sum Base Salary Payment. A lump sum payment equal to Executive’s current annual Base Salary, such amount to be paid on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the date of such Termination;

15.2.2 Equity and Bonus Benefits. All stock options, restricted stock and any other equity or derivative security or similar award vested prior to or vesting upon Termination (subject to the terms of the applicable benefit plan), all unpaid non-performance-based bonuses which are vested prior to or vesting upon Termination, and reimbursement of all allowable expenses incurred prior to the date of Termination in accordance with Section 7;

15.2.3 Air Travel Benefits. Air travel benefits for Executive, his spouse and his dependents as required by Section 10.2;

15.2.4 Retirement Healthcare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination, all Retirement Healthcare Benefits contemplated by Section 8;

15.2.5 Retirement Welfare Benefits. If Executive is a Retirement Benefit Eligible Executive as of the date of Termination, all benefits required under all Retirement Welfare Plans to which Executive is entitled; and

15.2.6 Other Benefits. All other benefits described in Section 10.1 which are vested prior to or vesting upon Termination and such other benefits which in the Company’s sole judgment are customarily provided.

15.3 Additional Service Credit. For purposes of determining whether Executive is a Retirement Benefit Eligible Executive under this Section 15, and wherever under this Section 15 the provision or calculation of benefits is determined, in whole or in part, based on Executive’s time in service, Executive’s time in service shall be calculated on the basis of his actual time in service plus any credited service provided under Company policy or otherwise to Executive.

16. TERMINATION, OTHER THAN FOR DEATH, DISABILITY OR JUST AND SUBSTANTIAL CAUSE, FOLLOWING A CHANGE OF CONTROL

16.1 Change of Control. In the event of a Change of Control as defined in this Agreement: (a) the Termination benefits payable pursuant to this Section 16 shall supersede any other Termination benefits and shall be in lieu of and not in addition to the Termination benefits set forth elsewhere in this Agreement; and (b) any purported Termination of employment by the Company of Executive shall be communicated by a Notice of Termination in accordance with the terms herein.

16.2 Termination by Executive Upon Additional Constructive Terminations. In the event of a Change of Control, Executive may elect to Terminate his employment under this Agreement by giving written notice at any time within twenty-four (24) months following the occurrence of a Change of Control, if any of the events described in Section 14 occurs without the consent of Executive or if the Company (a) makes any reduction in Executive’s salary, (b) adversely changes the methodology pursuant to which Executive’s bonus is determined or makes any other material adverse change in any of Executive’s employee benefits (other than any such benefit which is immaterial or inconsequential or any change which is required by law), (c) make such change or changes as would, taken as a whole, result in a material diminution in the stature, functions, duties and responsibilities of Executive’s position as an officer in the Company as of the date immediately prior to the Change of Control or materially reduces the reporting level of the person or persons within the Company or correlative parent company to whom Executive reports as of the date immediately prior to the Change of Control, (d) fails to obtain the express written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of its assets at or prior to such succession or assignment (such succession or assignment not relieving the Company of any liability hereunder), (e) breaches this Agreement in any material respect which is not cured within fifteen (15) days after written notice from Executive to the Company, or (f) fails to offer to Executive, after the first (1st) anniversary of the date of the Change of Control and no later than sixty (60) days prior to the second (2nd) anniversary of the date of the Change of Control, a renewal of the term of this Agreement for an additional two (2) years.

16.3 Change Of Control Benefits. If Executive elects to Terminate his employment pursuant to Section 16.1 or Section 16.2 or if the Company elects to Terminate Executive’s employment under this Agreement within six (6) months before or twenty-four (24) months following a Change of Control for any reason other than death, Disability, Cause (but only prior to a Change of Control) or Just and Substantial Cause, then the Company shall pay and provide to Executive as severance pay under this Section:

16.3.1 Lump Sum Base Salary and Bonus Payment. A lump sum payment equal to the greater of: (i) two-times the sum of Executive’s annual Base Salary and incentive award paid to Executive during the 12–month period prior to the Change of Control, or (ii) two-times the sum of the average annual Base Salary and average annual incentive award paid to Executive during the three (3) years prior to the Change of Control. Such amount shall be payable on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the effective date of such Termination;

16.3.2 Vesting of Equity Awards. Subject to the terms of the applicable benefit plan, immediate vesting of any stock options, restrictive stock, and any equity or derivative security or similar awards made before the Change of Control but not previously vested. All such equity awards shall remain outstanding and exercisable in accordance with their terms;

16.3.3 Accrued But Unpaid Benefits. Full Base Salary through the date of Termination to the extent such Base Salary has not previously been paid through such date payable in accordance with the Company’s regular payroll practices at the rate in effect at the time that the Notice of Termination is served plus all other amounts to which Executive is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, including but not limited to incentive award payments under Section 5 of the Agreement with respect to a current or previous fiscal year even if the payment obligation arises or would otherwise arise after the date of Termination;

16.3.4 Lifetime Health and Welfare Benefits. For Executive’s lifetime and his spouse’s lifetime, health and welfare benefits at least comparable to those benefits in effect immediately prior to such Change of Control, or if greater immediately prior to the date of Termination, including but not limited to medical, dental, disability, spouse and dependent care coverage. At Company’s election, health benefits may be provided by reimbursing Executive or his spouse or dependent’s guardian, as the case may be, for the cost of converting the Company’s group policy to individual coverage, or for the cost of extended COBRA coverage;

16.3.5 Air Travel Benefits. Air travel benefits for Executive his spouse and dependents as required by Section 10.2, based on Company policy as in effect immediately prior to such Change of Control, or if greater immediately prior to the date of Termination;

16.3.6 Retirement Healthcare Benefits. If Executive is a Retirement Benefit Eligible Executive, participation in Retirement Healthcare Benefits contemplated by Section 8;

16.3.7 Retirement Welfare Plans. If Executive is a Retirement Benefit Eligible Executive, all benefits required under all Retirement Welfare Plans to which Executive is entitled; and

16.3.8 Tax Related Benefits. Payment of the Tax Acceleration Benefit provided for by Section 10.5.

16.4 Additional Service Credit. For purposes of determining whether Executive is a Retirement Benefit Eligible Executive under this Section 16, and wherever under this Section 16 eligibility for or vesting of benefits is determined, in whole or in part, based on Executive’s time in service, Executive’s time in service shall be calculated on the basis of his actual time in service, plus any credited service provided under Company policy or otherwise to Executive, plus the remaining time of any Term during which Executive’s employment is terminated, plus twenty-four (24) months. To the extent that the Company determines that the crediting of additional service as described herein under a Company benefit plan will jeopardize the tax-qualified status of such plan or is otherwise not permissible under such plan, then such additional credits shall not be applied and the Company shall instead calculate and pay to Executive at the time set forth in Section 16.3.1 a lump sum cash payment equal to the value of any benefits which would have resulted from such additional forfeited service credits.

16.5 No Mitigation. Executive shall not be required to mitigate the amount of any payment provided in this Section 16, nor shall the amount of any payment be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise.

17. TERMINATION BY EXECUTIVE OTHER THAN FOR CONSTRUCTIVE TERMINATION AND OTHER THAN IN CONNECTION WITH A CHANGE OF CONTROL

17.1 General Termination by Executive. Executive may voluntarily Terminate his employment at any time.

17.2 Voluntary Termination Benefits. If Executive Terminates his employment under this Agreement other than pursuant to Section 14 or Section 16, Executive shall be entitled to:

17.2.1 Accrued But Unpaid Benefits. Accrued but unpaid amounts as of the date of Termination with regard to Base Salary and other benefits described in Section 10.1, such amounts to be paid on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the effective date of such Termination (or such other date as provided by the applicable benefit plan);

17.2.2 Vesting of Equity Awards. Any previously vested stock options, restricted stock and any equity or derivative security and similar awards, subject to the terms of the applicable benefit plan;

17.2.3 Retirement Healthcare Benefits. If Executive is a Retirement Benefit Eligible Executive, participation in Retirement Healthcare Benefits contemplated by Section 8;

17.2.4 Retirement Welfare Plans. If Executive is a Retirement Benefit Eligible Executive, all benefits required under all Retirement Welfare Plans to which Executive is entitled; and

17.2.5 Other Benefits. Such other benefits and amounts as the Company shall determine appropriate.

17.3 No Bonus. For the avoidance of doubt, Execute acknowledges that no incentive award shall be payable pursuant to Section 5 if Executive Terminates his employment pursuant to this Section 17.

18. INDEMNIFICATION

In the event Executive is made, or threatened to be made a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Executive is, or was, a director or officer of the Company or serves or served any other Affiliate in any capacity at the request of the Company, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, to the full extent permitted by law, if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In all cases, such payments shall be made prior to the end of the calendar year following the year such expenses were incurred, or such sooner date as required to avoid penalties under Code Section 409A.

19. REMEDIES

Company recognizes that because of Executive’s special talents and opportunities, in the event of Termination by the Company, other than for Cause, Company acknowledges and agrees that the provisions of this Agreement, regarding further payment of salary, including Base Salary, incentives, and vesting and exercisability of options and other benefits constitute fair and reasonable provisions for the consequences of such Termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remaining period of the Agreement. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

20. BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns, and the Company, its successors and assigns. Executive may not, without the expressed written consent of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. If Executive should die while any amounts would still be payable to Executive had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Executive’s estate, or to his beneficiaries as described in Section 12.2, if such beneficiary designation is so provided.

21. NO ATTACHMENT

Except as required by law or with the consent of the Company or by laws of descent and distribution or permitted designation, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

22. ASSIGNMENT

Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, at Executive’s election, be deemed a material breach of this Agreement. In such event, Executive shall be entitled to compensation equal to the greater of the benefit payable pursuant to Section 15 or Section 16. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

23. WAIVER

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

24. NOTICE

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed, in the case of Executive to Executive at his then current primary residence, as the Company may, from time to time be notified, and in the case of the Company, to the attention to the Corporate Secretary of the Company at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

25. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

26. SEVERABILITY

If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with the law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall to the full extent consistent with the law continue in full force and effect.

27. ARBITRATION

27.1 Arbitration. Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide for any other benefits on a Change of Control pursuant to any other bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and/or an Affiliate (as “change of control” may be defined in such other agreements or plans), which benefits constitute “Parachute Payments,” shall be settled exclusively and finally by arbitration. If this Section 28 conflicts with any provision in any such plan or agreement, this provision requiring arbitration shall control.

27.2 Conduct of Arbitration. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators, one chosen by the Company, one chosen by Executive and one chosen by the preceding two persons.

27.3 Cost of Arbitration. The parties shall equally divide all costs of arbitration.

27.4 Situs of Arbitration. The arbitration shall be conducted in Orlando, Florida or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

27.5 Enforcement of Awards. Any decision or award of the arbitration tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive, to the extent permitted by law, any rights to appeal or review such award by any court of tribunal. The parties hereto agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

27.6 Discovery. The parties stipulate that discovery may be held in any such arbitration proceeding as provided in the Florida Code of Civil Procedure, as may be amended from time to time.

28. LEGAL FEES

The Company shall pay all legal fees and expenses as incurred which may be incurred by Executive in contesting or disputing matter under this Agreement, including but not limited to seeking to obtain or enforce any right or benefit provided in this Agreement, which payment shall be made in advance of the final disposition of such contest. In all cases, such payments shall be made prior to the end of the calendar year following the year such expenses were incurred, or such sooner date as required to avoid penalties under Code Section 409A.

29. ENTIRE AGREEMENT

As of the Effective Date this Agreement contains the full understanding of the parties hereto and, except as specifically provided herein, supersedes and replaces any prior agreements of the parties relating to employment, change in control or severance benefits. This Agreement may not be changed orally, but only:

29.1 by the Company to the extent determined by the Board to be reasonably necessary to comply with applicable tax law, including but not limited to changes necessary to avoid imposition of additional income tax on Executive pursuant to Section 409A of the Code, or

29.2 by an agreement, in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

30. SECTION 409A COMPLIANCE

Any provision in this Agreement to the contrary notwithstanding, if Executive is a “specified employee” within the meaning of Code Section 409A, any cash or in-kind payments which constitute “deferred compensation” under Code Section 409A and would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after Termination of Executive’s employment for reasons other than death shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the date of Termination, and all subsequent payments shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the date of Termination, any such payment consists of (a) premiums or other contributions becoming due to any insurer or other third party in order to continue in effect any insurance policy or other contract necessary for the provision of the benefits or amounts become payable to Executive with respect to such premiums or contributions, or (b) Executive, his spouse, or eligible dependents travel on any airline for which the lifetime pass privileges described herein would be applicable, and in each case which constitute “deferred compensation” under Code Section 409A, Executive shall be responsible for paying such amounts described in clause (a) above in this paragraph directly to the insurer or other third party and for paying the costs of the tickets for such airline travel described in clause (b) above in this paragraph and shall receive reimbursement from Company for such amounts in the seventh (7th) month after the date of Termination.

EXECUTIVE		AIRTRAN HOLDINGS, INC.

By: